Contacts:
Investors:	Media:
Risa Fisher	Jennifer Meyer
rfisher@webmd.net	jmeyer@webmd.net
201-414-2002	212-624-3912

WebMD to Acquire Dakota Imaging

Strengthens WebMD’s position as leading single source provider of complete claims communication services for healthcare industry

Services to encompass paper, electronic and web based healthcare transaction processing

ELMWOOD PARK, NJ (April 6, 2004) —WebMD Corporation (NASDAQ: HLTH) announced today that it has entered into a definitive agreement to acquire Dakota Imaging, Inc., a privately held provider of automated healthcare claims processing technology and Business Process Outsourcing (BPO) services.

Dakota’s scalable software and BPO services provide industry leading automation for mailroom, document processing, scanning, data capture, advanced data scrubbing, automated workflow and on-line secure document management. Dakota’s solutions reduce costly manual processing of healthcare documents and increase auto-adjudication and auto-payment of medical claims through advanced data scrubbing. Through its unique technology, Dakota can provide a cost effective fully domestic outsourcing solution as an alternative to most competitors’ offshore services.

The acquisition of Dakota strengthens WebMD’s position as a single-source vendor of all-payer, all-transaction service offerings to the healthcare marketplace. With the acquisition of Dakota, WebMD becomes a leading supplier of paper, electronic and web based medical transaction processing solutions for both commercial and government payers.

WebMD has agreed to pay $40 million in cash at closing and has agreed to pay up to an additional $25 million in cash over a three year period beginning in April 2005 if certain milestones are achieved. The transaction is subject to Dakota shareholder approval and other customary closing conditions and is expected to be completed in April 2004.

For the twelve months ended December 31, 2003, Dakota recorded revenues of approximately $17.5 million, and earnings before interest, taxes, depreciation and amortization of approximately $2.8 million. Dakota’s customer base currently includes 24 of the 41 BlueCross and/or BlueShield plans in the U.S. as well as Medicare claims processors in 21 states.

Roger C. Holstein, CEO of WebMD, said, “This combination is expected to contribute significantly to WebMD Envoy’s growth in the future, as it represents an important step in our transformation into a single source provider of comprehensive claims communication services. Dakota brings a talented management team, a strong 12 year track record of serving healthcare payers and proven technology for increasing claim auto-adjudication rates via advanced data scrubbing.”

Sandeep Goel, President and CEO of Dakota, said, “We are very pleased to join the WebMD team, where we can now offer payers the most comprehensive suite of automated claims processing, real time electronic transaction processing and industry leading claim data scrubbing services in the market. This comprehensive solution makes it easier for customers to reduce administrative costs and accelerate their revenue cycles, all with the simplicity of working with a single source vendor for paper, EDI and web transactions.”

Dakota’s financial advisor in the transaction was England & Company.

ABOUT WEBMD

WebMD Corporation provides services that help physicians, consumers, providers and health plans navigate the complexity of the healthcare system. Our products and services streamline administrative and clinical processes, promote efficiency and reduce costs by facilitating information exchange, communication and electronic transactions between healthcare participants.

WebMD Health is a leading provider of online information, educational services and communities for physicians and consumers. WebMD Medical Manager is a leading provider of physician practice management software and related services. WebMD Envoy is a leader in payer and healthcare provider transaction processing and reimbursement cycle management services.

Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.

All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: the amount and timing of the benefits expected from the transactions referred to in this press release; potential changes in WebMD’s business relationships; future deployment of applications; and other potential sources of additional revenue. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; operational difficulties relating to combining acquired companies and businesses; WebMD’s ability to form and maintain mutually beneficial relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries, including matters relating to the manner and timing of implementation of the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and the healthcare industry’s responses; and the ability of WebMD to attract and retain qualified personnel. Further information about these matters can be found in WebMD’s Securities and Exchange Commission filings. WebMD expressly disclaims any intent or obligation to update these forward-looking statements.